Exhibit 99.1

Kulicke & Soffa Pte. Ltd. 23A Serangoon North Ave 5 Singapore 554369 +65 6880-9600 main Co. Regn. No. 199902120H
Kulicke and Soffa Industries, Inc. 1005 Virginia Drive Fort Washington, PA 19034 USA +1-215-784-6000 main www.kns.com

 Kulicke & Soffa Raises Quarterly Dividend
4th Consecutive Annual Dividend Raise
Quarterly Dividend Increased by $0.01, to $0.20

SINGAPORE – November 15, 2023 - Kulicke and Soffa Industries, Inc. (NASDAQ: KLIC) (“Kulicke & Soffa,” “K&S” or the “Company”), announced today that its Board of Directors has declared and authorized a quarterly dividend of $0.20 per share of common stock, representing a $0.01 increase over its most recent dividend. This dividend raise marks the 4th consecutive annual dividend raise and highlights the Company’s consistent shareholder return strategy. This upcoming dividend payment will be made on January 9, 2024 to holders of record as of December 21, 2023.

“We continue to execute and take share in key growth markets including high-performance computing, co-packaged optics and leading-edge heterogeneous integration applications. We also continue to create strategic value by leveraging our extensive incumbent positions to support major technology changes within the Automotive, Advanced Display and Dispense markets over the coming years. Shareholder returns continue to be optimized through our consistent shareholder return strategy and opportunistic share repurchase program,” stated Fusen Chen, President and CEO.

In addition to this 4th consecutive annual dividend raise, during fiscal year 2023 the Company returned a total of $111.2 million to investors through dividend and share repurchase activity. Over this period, K&S repurchased a total of 1.5 million shares of common stock through the open market, representing nearly 2.6% of its ending fiscal 2023 share count. K&S continues to actively repurchase shares through its opportunistic share repurchase program.

About Kulicke & Soffa
Founded in 1951, Kulicke & Soffa specializes in developing cutting-edge semiconductor and electronics assembly solutions enabling a smart and more sustainable future. Our ever-growing range of products and services supports growth and facilitates technology transitions across large-scale markets, such as advanced display, automotive, communications, compute, consumer, data storage, energy storage and industrial.

Contacts:

Kulicke & Soffa
Marilyn Sim
Public Relations
P: +65-6880-9309
msim@kns.com

Kulicke & Soffa
Joseph Elgindy
Finance
P: +1-215-784-7500
investor@kns.com
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